Exhibit 99.6

中国北京市建国门外大街甲 12 号新华保险大厦6层100022

6/F, NCI Tower, A12 Jianguomenwai Avenue, Beijing 100022, China

电话 Tel: +86 10 6569 3399 传真 Fax: +86 10 6569 3838

电邮 Email: beijing@tongshang.com 网址 Web: www.tongshang.com

November 10, 2020

HUYA Inc.

Building A3, E- Park

280 Hanxi Road

Panyu District, Guangzhou 511446

People’s Republic of China

Dear Sirs:

We are qualified lawyers of the People’s Republic of China (the “PRC” which, for the purposes of this opinion, excludes the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and are qualified to issue an opinion on the laws and regulations of the PRC (this “Opinion”).

We are acting as PRC counsel for HUYA Inc. (the “Company”), a company incorporated under the laws of the Cayman Islands, solely in connection with the Registration Statement on Form F-4 of the Company, publicly filed with the Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933 on November 10, 2020 (the “Registration Statement”).

In so acting, we have examined the originals or copies of documents, certified or otherwise identified to our satisfaction, provided to us by the Company and its PRC subsidiaries and such other documents, agreements, corporate records, certificates, Governmental Authorizations and other instruments as we have deemed necessary or advisable for the purpose of rendering this Opinion, including, without limitation, originals or copies of certificates, statements or representations issued by the Governmental Authorities (as defined below) and officers of the Company and its PRC subsidiaries (the “Documents”).

In our examination of the Documents and for the purpose of rendering this Opinion, we have assumed without further inquiry: (A) the genuineness of all signatures, seals and chops; (B) the authenticity of all Documents submitted to us as originals and the conformity with authentic original Documents with respect to the Documents submitted to us as copies; (C) that the Documents as they were presented to us up to the date of this Opinion have remained in full force and effect, and have not been revoked, amended, varied, modified, supplemented or superseded by some other documents or agreements or action of which we are not aware; (D) the truthfulness, accuracy, completeness and fairness of all factual statements in the Documents; (E) that all information provided to us by the Company in response to our inquiry for the purpose of this Opinion is true, accurate, complete, fair and not misleading and that the Company has not withheld anything; (F) that all parties have the requisite power and authority to enter into, execute, deliver and perform the Documents to which they are parties; (G) that all parties have duly executed, delivered, performed, and will duly perform their obligations under the Documents to which they are parties; and (H) where important facts were not independently established to us, we have relied upon certificates of the Company issued by Governmental Authorities (as defined below) with proper authority and upon representations, made in or pursuant to the Documents.

The following terms as used in this Opinion are defined as follows:

“Governmental Authorities” means all national, provincial or local courts, governmental agencies, bodies or any other regulators in the PRC;

“VIE Entity” means Guangzhou Huya Information Technology Co., Ltd. (“Guangzhou Huya”);

“PRC Laws” means all officially published and publicly available laws, statutes, regulations, orders, decrees, guidelines, notices, circulars, judicial interpretations of the Supreme People’s Court of the PRC, and subordinate legislations of the PRC currently in effect as of the date of this Opinion;

“Governmental Authorizations” means licenses, consents, authorizations, sanctions, permissions, declarations, approvals, orders, registrations, clearances, annual inspections, waivers, qualifications, certificates and permits from, and the reports to and filings with, the Governmental Authorities.

“VIE Agreements” means the agreements listed in Schedule I hereto as “VIE Agreements”, and individually a “VIE Agreement”.

Based on the foregoing, subject to the assumptions, limitations, exceptions and qualifications provided herein, and in the Registration Statement, we are of the opinion that, as of the date hereof, as far as the PRC Laws are concerned:

(i)	Corporate Structure. Subject to the qualifications, assumptions, limitations and exceptions stated herein and in the Registration Statement:

(a)	the ownership structures of VIE Entity is in compliance with existing PRC Laws; and

(b)

each of the VIE agreements governed by PRC law among Guangzhou Huya Technology Co., Ltd. (“Huya Technology”), Guangzhou Huya and its shareholder Linzhi Tencent Technology Co., Ltd. (“Linzhi Tencent”) is valid, legally binding and enforceable in accordance with its terms based on currently effective PRC Laws, and will not result in any violation of current PRC Laws. However, there are substantial uncertainties regarding the interpretation and application of PRC Laws and there can be no assurance that the Governmental Authorities will ultimately take a view that is consistent with our opinion stated above.

(ii)

Accurate Description of the PRC Laws. All statements under the captions “Item 3. Key Information—D. Risk Factors” and “Item 4. Information on the Company—B. Business Overview—PRC Regulations” of the Company’s annual report on Form 20-F for the year ended December 31, 2019 in each case insofar as such statements describe or summarize PRC Laws, are fair and accurate in all material respects.

(iii)

Enforceability of Civil Procedures. We have advised the Company that there is uncertainty as to whether the courts of the PRC would: i) recognize or enforce judgments of United States courts obtained against the Company or directors or officers of the Company predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or ii) entertain original actions brought in each respective jurisdiction against the Company or directors or officers of the Company predicated upon the securities laws of the United States or any state in the United States.

We have further advised the Company that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other agreements with the United States that provide for the reciprocal recognition and enforcement of foreign judgments.

(iv)

Tax. Subject to the qualifications, assumptions, limitations and exceptions stated herein and in the Registration Statement, the statements set forth under the caption “Special Factors—Tax Consequences of the Merger—PRC Income Tax Consequences of the Merger” in the Registration Statement, insofar as such statements relate to PRC tax law, are accurate in all material respects.

This Opinion is subject to the following qualifications:

1.

This Opinion relates to the PRC Laws on the date hereof and there is no assurance that any of such laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

2.	This Opinion is rendered only with respect to the PRC Laws and we have made no investigations in any other jurisdiction and no opinion is expressed or implied as to the laws of any other jurisdiction.

3.

This Opinion on enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights generally; and it is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest and national security, and applicable statutes of limitation; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent or unlawful; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and the entitlement of attorneys’ fees and other costs; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant laws regulations and policies in the PRC.

4.	No independent search, investigation or other verification action has been conducted by us with any Governmental Authorities or any third parties for the purpose of giving this Opinion.

5.	This Opinion is limited to the opinions given in paragraphs (i) through (iv) above only.

This Opinion is intended to be used in the context which is specially referred to herein and each section should be considered as a whole and no part should be extracted and referred to independently.

This Opinion is solely for the benefit of the persons to whom it is addressed. It may not, except with our prior written permission, be relied upon by anyone else in connection with this Opinion or used for any other purpose.

We hereby consent to the reference to our firm under the captions “Important Information Regarding Huya,” “Limitations on Enforcement of U.S. Laws” and “Legal Matters” in the Registration Statement. We also consent to the filing with the SEC of this Opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the regulations promulgated thereunder.

Yours Sincerely,

/s/ Commerce & Finance Law Offices

Commerce & Finance Law Offices

Schedule I

VIE Agreements

1.	Equity Interest Pledge Agreement (股权质押协议) entered into by Huya Technology, Linzhi Tencent and Guangzhou Huya dated as of September 17, 2020.

2.	Exclusive Business Cooperation Agreement (独家业务合作协议) entered into by Huya Technology and Guangzhou Huya dated as of September 17, 2020.

3.	Exclusive Option Agreement (独家购买权协议) entered into by Huya Technology, Linzhi Tencent and Guangzhou Huya dated as of September 17, 2020.

4.	Shareholder Voting Rights Proxy Agreement (股东表决权委托协议) entered into by Linzhi Tencent, Huya Technology and Guangzhou Huya dated as of September 17, 2020.

5